Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		October 24, 2012
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS IMPROVED SEQUENTIAL QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter and nine months ended September 30, 2012.

Net sales for the third quarter ended September 30, 2012 were $269.2 million compared to $319.4 million during the third quarter of 2011. Lower prices for building wire sold in the quarter ended September 30, 2012 accounted for most of the decrease in net sales dollars, decreasing 15.0% per copper pound sold versus the same period in 2011. Sales prices declined primarily due to lower copper prices, which declined 14.2% versus the third quarter of 2011. Unit volume, measured in copper pounds contained in the wire sold, decreased 2.7% in the third quarter of 2012 versus the third quarter of 2011. Net income for the third quarter of 2012 was $5.5 million versus $13.7 million in the third quarter of 2011. Fully diluted net earnings per common share were $0.27 in the third quarter of 2012 versus $0.59 in the third quarter of 2011.

Net sales for the nine months ended September 30, 2012 were $814.3 million compared to $932.2 million during the same period in 2011. Lower prices for building wire sold in the nine months ended September 30, 2012 accounted for most of the decrease in net sales dollars, decreasing 12.7% per copper pound versus the same period in 2011. Unit volume in the nine months ended September 30, 2012 decreased 2.4% versus the same period in 2011. Net income for the nine months ended September 30, 2012 was $14.6 million versus $33.8 million in the same period in 2011. Fully diluted net earnings per common share were $0.66 for the nine months ended September 30, 2012 versus $1.45 in the same period in 2011.

On a sequential quarter comparison, net sales for the third quarter of 2012 increased 1.7% to $269.2 million versus $264.7 million during the second quarter of 2012. Unit volume accounted for the increase, rising 1.6% on a sequential quarter comparison. Net income for the third quarter of 2012 increased 133.2% to $5.5 million versus $2.4 million in the second quarter of 2012. Fully diluted net income per common share increased 148.1% to $0.27 in the third quarter of 2012 versus $0.11 in the second quarter of 2012.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The third quarter of this year was another fairly steady volume quarter in the midst of this construction industry recession. There are signs of bright spots around the country and talk of some major projects, but for the most part we are still in the trough. Major projects are discussed but then get delayed due to uncertainties surrounding the global economy and the U.S. economy and political environment. The good news is that our volumes are not trending downward. We believe our expansion of product offerings over the last six years to our existing customer base has been critical to maintaining and perhaps boosting our market share. As we have repeatedly noted, one of the key metrics to our earnings is the ‘spread’ between the price of wire sold and cost of raw copper purchased in any given period. That spread increased 7.8% in the third quarter of 2012 versus the second quarter of 2012, while our copper unit volume shipped in the third quarter of 2012 increased 1.6% versus the second quarter of 2012. Comex prices for the raw copper we buy were somewhat less volatile in the first two months of this quarter than the previous quarter and then rose in September allowing us to marginally enhance spreads. As illustrated, relatively small movements in the spread can affect our earnings per share. and were a positive influence on a sequential quarterly comparison. Conversely, spreads were down 17.3% in the third quarter of 2012 versus the third quarter of 2011 and down 8.8% on a year-to-date basis in 2012 versus 2011.

We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $18.0 million in cash at the end of the quarter. We also declared another quarterly cash dividend during the quarter.

We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2011 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,
$’s in 000’s	2012	2011	2012	2011
Net Income	$5,527	$13,721	$14,590	$33,836
Income Tax Expense	2,887	7,607	7,300	17,653
Interest Expense	81	87	238	242
Depreciation and Amortization	3,598	3,366	10,834	10,233

EBITDA	$12,093	$24,781	$32,962	$61,964

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS

Current Assets
Cash	$17,988	$112,298
Receivables, net	207,544	199,366
Inventories	67,049	63,491
Prepaid Expenses and Other	21,390	1,899

Total Current Assets	313,971	377,054

Property, Plant and Equipment, net	161,103	138,832

Other Assets	798	260

Total Assets	$475,872	$516,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$28,165	$14,676
Accrued Liabilities and Other	23,599	27,894

Total Current Liabilities	51,764	42,570

Long Term Liabilities
Non-Current Deferred Income Taxes	18,961	15,833

Total Long Term Liabilities	18,961	15,833

Total Liabilities	70,725	58,403

Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	48,089	47,342
Treasury Stock	(88,134)	(21,496)
Retained Earnings	444,926	431,631

Total Stockholders’ Equity	405,147	457,743

Total Liabilities and Stockholders’ Equity	$475,872	$516,146

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
Net Sales	$269,152	100.0%	$319,356	100.0%	$814,348	100.0%	$932,176	100.0%
Cost of Sales	245,016	91.0%	281,517	88.2%	746,360	91.7%	829,949	89.0%

Gross Profit	24,136	9.0%	37,839	11.8%	67,988	8.3%	102,227	11.0%

Selling, General and Administrative Expenses	15,726	5.8%	16,423	5.1%	46,130	5.7%	50,655	5.4%

Operating Income	8,410	3.1%	21,416	6.7%	21,858	2.7%	51,572	5.5%

Net Interest & Other Expense	(4)	0.0%	88	0.0%	(32)	0.0%	83	0.0%

Income before Income Taxes	8,414	3.1%	21,328	6.7%	21,890	2.7%	51,489	5.5%

Income Taxes	2,887	1.1%	7,607	2.4%	7,300	0.9%	17,653	1.9%

Net Income	$5,527	2.1%	$13,721	4.3%	$14,590	1.8%	$33,836	3.6%

Basic Earnings Per Share	$0.27		$0.59		$0.66		$1.45

Diluted Earnings Per Share	$0.27		$0.59		$0.66		$1.45

Weighted Average Number of
Common and Common Equivalent Shares Outstanding:
-Basic	20,657		23,292		22,022		23,258

-Diluted	20,712		23,399		22,070		23,394

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06

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